EXHIBIT 3.4

CERTIFICATE Of AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

VISION TECHNOLOGIES, INC.

It is hereby certified that;

1.	The name of the corporation (hereinafter called the "corporation") is Vision Technologies, Inc.

2.	The certificate of incorporation of the corporation is hereby amended by sinking out Article four thereof and by substituting in lieu of said Article the following new Article:

FOURTH; The total number of shares of stock which this corporation is authorized to issue is 25,000,000 shares of common stock with a pax value of $ .00001. All such shares shall be designated "Common Stock",

3.	The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation law of the State of Delaware.

Signed on
8-9-01
Robert Lee Thompson, Sr. President

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Vision Technologies, Inc File # 2876505 on 03/11/11 resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of September, 2011.

By: [signature]
Authorized Officer

Title: President/CEO

Name: Robert Lee Thompson
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